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                                                                    EXHIBIT 3.55


                          CERTIFICATE OF INCORPORATION
                                       OF
                    CATERAIR ST. THOMAS HOLDINGS CORPORATION


         FIRST:   The name of the Corporation is:

                  CATERAIR ST. THOMAS HOLDINGS CORPORATION (hereinafter called the "Corporation").

         SECOND: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, DE 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         THIRD: The nature of the business or purposes to be conducted or promoted is:

         To engage in any lawful acts or activities for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is one hundred (100) shares of Common stock; all one class and without par value.

         FIFTH: The name and mailing address of the Incorporator is as follows:

         NAME                               MAILING ADDRESS

         Jennifer G. Lovelace               7811 Montrose Road
                                            Potomac, Maryland 20854

         SIXTH: The powers of the Incorporator shall terminate upon the filing of this Certificate of Incorporation, and the following persons, having the indicated mailing address, shall serve as the directors of the Corporation until the first annual meeting of the stockholders of the Corporation or until their successor or successors are elected and qualify:

         NAME                               MAILING ADDRESS

         Daniel J. Altobello                7811 Montrose Road
                                            Potomac, Maryland 20854

         Angelo D. Bizzarro                 7811 Montrose Road
                                            Potomac, Maryland 20854

         Gary L. Theurer                    7811 Montrose Road
                                            Potomac, Maryland 20854
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         SEVENTH: The corporation is to have perpetual existence.

         EIGHTH: The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot.

         NINTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation.

         TENTH: No director of the Corporation shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that nothing contained in this Article Tenth shall eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Corporation Law, or (iv) for any transaction from which the director derived an improper impersonal benefit.

         ELEVENTH: The corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereunder amended are granted subject to the rights reserved in this Article Eleventh.

         IN WITNESS WHEREOF, the undersigned, being the Incorporator hereinabove named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, hereby certifies that the facts hereinabove stated are truly set forth, and accordingly, I have hereunto set my hand this 9th day of November, 1992.


                                                /s/ Jennifer G. Lovelace
                                                ------------------------
                                                    Jennifer G. Lovelace